                                                                        Exhibit 99.1

FOR IMMEDIATE RELEASE

January 24, 2006

NORFOLK SOUTHERN NAMES WICK MOORMAN CHAIRMAN

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) named Charles W. (Wick) Moorman to succeed David R. Goode as chairman, effective Feb. 1. The action was taken by Norfolk Southern's board of directors.

Moorman, who has served as president since 2004 and chief executive officer since 2005, will continue in those positions. Goode will continue as a member of Norfolk Southern's board of directors until the corporation's annual meeting of stockholders in May.

"Norfolk Southern is well positioned," Goode said. "Backed by the finest people in the transportation business, Wick Moorman and his team will guide us to even higher levels of safety and service. With tremendous pride and excitement, I look forward to a successful future for our company."

Moorman has served in a number of leadership positions, including senior vice president corporate planning and services, president of Thoroughbred Technology and Telecommunications, vice president information technology, and vice president personnel and labor relations. A native of Hattiesburg, Miss., and a graduate of Georgia Tech and Harvard Business School, he joined Norfolk Southern in 1970.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)